AMENDMENT TO AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

ELLSWORTH GROWTH AND INCOME FUND LTD.

THIS AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST OF ELLSWORTH GROWTH AND INCOME FUND LTD. (this “Amendment”), dated as of September 9, 2015, hereby amends that certain Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), dated January 20, 2015, of Ellsworth Growth and Income Fund Ltd. (the “Fund”) among the Trustees of the Fund, and each person who becomes a Shareholder in accordance with the terms of the Declaration of Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Declaration of Trust.

WHEREAS, the Board of Trustees of the Fund has determined that it is advisable and in the best interests of the Fund and the Shareholders that the Declaration of Trust be amended according to the terms hereof;

NOW, THEREFORE, the Trustees hereby agree as follows:

1.	Amendments. The Declaration of Trust is hereby amended as follows:

(a)	Section 3.2 is hereby amended and restated as follows:

The number of Trustees on the Board of Trustees shall be such number as shall be fixed by resolution adopted from time to time by a majority of the Trustees; provided, however, that the number of Trustees shall in no event be fewer than three (3) nor more than eleven (11). A majority of Trustees shall be Independent Trustees.

(b)	Section 3.3(a) is hereby amended and restated as follows:

The Board of Trustees shall be classified, with respect to their respective terms of office, into three classes: Class I, Class II, and Class III. The number of Trustees in each Class shall be as nearly equal in number as possible. The Trustees in each Class shall hold office until their successors are duly elected and qualified. At each meeting of the Shareholders to elect Trustees, the successors to the Class of Trustees whose terms expire at that meeting shall be elected to hold office for a term of three years and until the election and qualification of their respective successors. The Board of Trustees shall, by one or more resolutions, further classify any additional Trustees. Each such resolution is hereby incorporated herein by this reference and made a part of the Governing Instrument whether or not expressly stated in such resolution, and shall be effective upon the occurrence of the date stated therein (or, if no such date is stated, upon the date of such adoption).

2. No Other Changes. Except as specifically amended pursuant to the terms hereof, the Declaration of Trust shall remain in full force and effect, and is hereby ratified and confirmed in all respects.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first written above.

/s/ Kinchen C. Bizzell
Kinchen C. Bizzell

/s/ Elizabeth C. Bogan, Ph.D.
Elizabeth C. Bogan, Ph.D.

/s/ Thomas H. Dinsmore
Thomas H. Dinsmore

/s/ Daniel D. Harding
Daniel D. Harding

/s/ Jane D. O’Keeffe
Jane D. O’Keeffe

/s/ Nicolas W. Platt
Nicolas W. Platt

[Signature page to Amendment]